 Exhibit 99.4

GROUP AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Genesco Inc., a Tennessee corporation (the “Company”);

WHEREAS, Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Holdings”), Legion Partners, L.P. I, a Delaware limited partnership, Legion Partners, L.P. II, a Delaware limited partnership, Legion Partners, LLC, a Delaware limited liability company, Legion Partners Asset Management, LLC, a Delaware limited liability company, Christopher S. Kiper, Raymond T. White (collectively, “Legion Partners”), Marjorie L. Bowen, Thomas M. Kibarian, Margenett Moore-Roberts, Dawn H. Robertson, Patricia M. Ross, Georgina L. Russell and Hobart P. Sichel (collectively, the “Nominees” and, together with Legion Partners, the “Group”) wish to form the Group for the purpose of working together to enhance shareholder value at the Company, including seeking the election of the Nominees to the Board of Directors of the Company (the “Board”) at the 2021 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 12th day of April 2021 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Group agrees to the joint filing on behalf of each of them of any statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this Group Agreement (the “Agreement”) is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) and David Katz of Legion Partners of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Notwithstanding the foregoing, so long as this Agreement is in effect, each of the Nominees agrees to provide Legion Holdings advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Legion Holdings has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any such Nominee. Each of the Nominees agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Legion Holdings.

4.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.       Legion Holdings shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.       Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by Legion Holdings, or its representatives, which approval shall not be unreasonably withheld.

7.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Sections 2 and 3, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he, she or it deems appropriate, in his, her or its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws.

8.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.       This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.       The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 5 and Section 9 which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 4 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his/her/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky and Elizabeth Gonzalez-Sussman at Olshan, Fax No. (212) 451-2222.

11.       Each party acknowledges that Olshan shall act as counsel for both the Group and Legion Holdings and its affiliates relating to their investment in the Company.

12.       The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond T. White
Raymond T. White

/s/ Marjorie L. Bowen
Marjorie L. Bowen

/s/ Thomas M. Kibarian
Thomas M. Kibarian

/s/ Margenett Moore-Roberts
Margenett Moore-Roberts

/s/ Dawn H. Robertson
Dawn H. Robertson

/s/ Patricia M. Ross
Patricia M. Ross

/s/ Georgina L. Russell
Georgina L. Russell

/s/ Hobart P. Sichel
Hobart P. Sichel